Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form 8-K/A of SMSA Palestine Acquisition Corp. dated January 18, 2011 of our report dated May 28, 2010 relating to the consolidated financial statements of Fujian Yada Group, Ltd. for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

PKF
Certified Public Accountants
Hong Kong, China
January 18, 2011